UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2016

Seventy Seven Energy Inc.

(Exact name of registrant as specified in its charter)

Oklahoma	001-36354	45-3338422
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

777 N.W. 63rd Street Oklahoma City, Oklahoma		73116
(Address of principal executive offices)		(Zip Code)
(405) 608-7777
(Registrant’s telephone number, including area code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Seventy Seven Energy Inc. 2016 Performance Incentive Compensation Plan

On March 9, 2016, the Board of Directors (the “Board”) of Seventy Seven Energy Inc. (the “Company”) approved the terms of the Seventy Seven Energy Inc. 2016 Performance Incentive Compensation Plan (the “Plan”). Pursuant to the terms of the Plan, named executive officers and other officers of the Company and its wholly-owned subsidiaries will be eligible to receive performance-based cash awards on a quarterly basis.

The Plan is administered by the Compensation Committee of the Board (the “Committee”). A participant’s target award opportunity under the Plan is equal to 150% of the participant’s annual base salary, and, depending on the level of achievement of performance goals, a participant’s final award may be as little as zero or as much as 150% of the target award opportunity. Awards are earned under the Plan based on the Company’s achievement during each calendar quarter in 2016 of performance goals related to the Company’s adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), weighted at 80%, and the Company’s total recordable injury rate, weighted at 20%. The Committee determines the achievement of the performance goals after the end of each calendar quarter, and, to the extent earned for a quarter, a participant’s award under the Plan is paid in a lump sum in cash soon after the end of the calendar quarter.

Unless otherwise provided in an employment agreement with the Company, a participant will forfeit any unpaid portions of an award under the Plan upon termination of the participant’s employment. Awards under the Plan are in lieu of annual target bonus awards that would otherwise be granted under the Company’s Amended and Restated 2014 Incentive Plan and are deemed to be an annual target bonus for purposes of any employment agreement between the Company and a participant.

Cash Retainer for Non-Employee Directors

The Company’s non-employee director compensation program includes an annual cash retainer payable in equal quarterly installments for all non-employee directors. On March 9, 2016 and effective for the year ended December 31, 2016, the Board restored the annual cash retainer payable to its non-employee directors to $100,000 after reducing such retainer by 5% on September 2, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 15, 2016	SEVENTY SEVEN ENERGY INC.

	By:	/s/ Cary Baetz
Cary Baetz
Chief Financial Officer and Treasurer